As filed with the Securities and Exchange Commission on August 15, 2013

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Endurance Specialty Holdings Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Bermuda	98-0392908
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Wellesley House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 278-0400

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Principal Executive Offices)

Restricted Share Agreement, dated May 28, 2013, between Endurance Specialty Holdings Ltd. and John R. Charman Option Agreement, dated May 28, 2013, between Endurance Specialty Holdings Ltd. and John R. Charman

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue, 13th Floor

New York, New York 10011

(Name, Address and Telephone Number of Agent for Service)

Copy To:

John V. Del Col, Esq.

Endurance Specialty Holdings Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 278-0400

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares, par value $1.00 per share	1,508,890	$52.62	$79,390,247.35	$10,828.83

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover additional ordinary shares, par value $1.00 per share, of the Company (the “Ordinary Shares”) that may become issuable under the agreements described herein by reason of any stock dividend, stock split, recapitalization or other similar transaction effected which results in an increase in the number of outstanding Ordinary Shares.
(2)	Estimated pursuant to Rule 457(c) under the Securities Act on the basis of the average of the high and low sale prices for the Ordinary Shares as reported on The New York Stock Exchange on August 14, 2013 solely for the purpose of calculating the registration fee.

EXPLANATORY NOTE

Pursuant to General Instructions C and E of Form S-8, this Registration Statement is being filed to register ordinary shares, par value $1.00 per share (the “Ordinary Shares”), of Endurance Specialty Holdings Ltd., a Bermuda company (the “Company”), issuable upon exercise of the option to acquire 800,000 Ordinary Shares (the “Option Shares”) granted pursuant to the Option Agreement, dated May 28, 2013, between the Company and John R. Charman, the Company’s Chairman and Chief Executive Officer, and the resale of 708,890 restricted Ordinary Shares (the “Restricted Shares”) previously granted pursuant to the Restricted Share Agreement, dated May 28, 2013, between the Company and Mr. Charman. The first part of this Registration Statement contains a reoffer prospectus prepared in accordance with the requirements of General Instruction C to Form S-8 for the resale of the Restricted Shares. The second part of this Registration Statement contains information applicable to the registration of both the Option Shares and the Restricted Shares.

PART I

REOFFER PROSPECTUS

ENDURANCE SPECIALTY HOLDINGS LTD.

708,890 ORDINARY SHARES

This prospectus relates to the resale, from time to time, of up to 708,890 of our ordinary shares, par value $1.00 per share (the “Ordinary Shares”), by John R. Charman, our Chairman and Chief Executive Officer (the “Selling Shareholder”). The Selling Shareholder acquired such Ordinary Shares pursuant to a grant of 708,890 restricted Ordinary Shares (the “Restricted Shares”) under the Restricted Share Agreement, dated May 28, 2013, between Endurance Specialty Holdings Ltd. and the Selling Shareholder.

We will not receive any proceeds from sales of the Restricted Shares by the Selling Shareholder. The Restricted Shares may be offered, from time to time, by the Selling Shareholder through ordinary brokerage transactions, in negotiated transactions or in other transactions, at such prices as he may determine, which may relate to market prices prevailing at the time of sale or be a negotiated price. See “Plan of Distribution.” We will bear all costs, expenses and fees in connection with the registration of the Restricted Shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Restricted Shares will be borne by the Selling Shareholder.

The Selling Shareholder and any broker executing selling orders on behalf of the Selling Shareholder may be deemed to be an “underwriter” as defined in the Securities Act of 1933, as amended (the “Securities Act”). If any broker-dealers are used to effect sales, any commissions paid to broker-dealers and, if broker-dealers purchase any of the Restricted Shares as principals, any profits received by such broker-dealers on the resales of the Restricted Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Shareholder may be deemed to be underwriting commissions.

Our Ordinary Shares are listed on The New York Stock Exchange under the symbol “ENH.” On August 14, 2013, the closing price of our Ordinary Shares as reported on the New York Stock Exchange was $     per share.

Investing in our Ordinary Shares involves a high degree of risk. See “Risk Factors” on page 4 of this prospectus and the other risk factors set forth in our periodic and other filings with the Securities and Exchange Commission (the “SEC”), including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2012, for a discussion of certain factors that should carefully be considered by prospective purchasers.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated August 15, 2013.

You should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized any other person to provide you with additional information or information different from that contained in or incorporated by reference into this prospectus. The Selling Shareholder may, from time to time, offer to sell the Restricted Shares only in jurisdictions where the offer or sale is permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or that the information contained in any document incorporated by reference into this prospectus is accurate as of any date other than the date of the document incorporated by reference.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that may be important to you and that you should consider before investing in our Ordinary Shares. You should carefully read the entire prospectus, including the section titled “Risk Factors,” and the other information incorporated by reference into this prospectus before making an investment decision.

References in this prospectus to the terms “Endurance,” “the Company,” “we,” “us” and “our,” or other similar terms, mean Endurance Specialty Holdings Ltd., together with its consolidated subsidiaries, unless the context indicates otherwise.

ENDURANCE SPECIALTY HOLDINGS LTD.

Endurance is a holding company domiciled in Bermuda. Through our operating subsidiaries based in Bermuda, the United States and the United Kingdom, we focus on underwriting specialty lines of personal and commercial property and casualty insurance and reinsurance on a global basis. For us, specialty lines are those lines of insurance and reinsurance that require dedicated, specialized underwriting skills and resources in order to be profitably underwritten. Our portfolio of specialty lines of business is organized into two business segments – Insurance and Reinsurance.

Our goal is to leverage our competitive strengths and successfully execute our strategy in order to generate a superior long-term return on capital for our shareholders. The key elements of our strategy are maintaining a portfolio of profitable specialty lines, utilizing a specialized level of expertise in each line of business, applying extensive technical analysis to our underwriting, maintaining strong risk management practices, focusing on the underlying profitability of the business underwritten by us, utilizing reinsurance protection to enhance risk management, maintaining a portfolio of investments to generate net investment income and book value growth and proactively managing our capital base.

Our principal executive offices are located at Wellesley House, 90 Pitts Bay Road, Pembroke HM08, Bermuda. Our telephone number at that address is (441) 278-0400. Our website is www.endurance.bm. The information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not rely on any such information in making a decision about whether to purchase our Ordinary Shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The PSLRA provides a “safe harbor” for forward-looking statements. These forward-looking statements reflect our current views with respect to us specifically and the insurance and reinsurance business generally, investments, capital markets and the general economic environments in which we operate. Statements which include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “seek,” “will,” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the PSLRA or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements. We believe that these factors include, but are not limited to, the following:

•	the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, industry consolidation and development of competing financial products;

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greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events or as a result of changing climate conditions, than our underwriting, reserving or investment practices have anticipated;

•

changes in market conditions in the agriculture industry, which may vary depending upon demand for agricultural products, weather, commodity prices, natural disasters, technological advances in agricultural practices, changes in U.S. and foreign legislation and policies related to agricultural products and producers;

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termination of or changes in the terms of the U.S. multiple peril crop insurance program and termination or changes to the U.S. farm bill, including modifications to the Standard Reinsurance Agreement put in place by the Risk Management Agency of the U.S. Department of Agriculture;

•	decreased demand for property and casualty insurance or reinsurance or increased competition due to an increase in capacity of property and casualty insurers and reinsurers;

•	changes in the availability, cost or quality of reinsurance or retrocessional coverage;

•	the inability to renew business previously underwritten or acquired;

•	the inability to obtain or maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

•	our ability to effectively integrate acquired operations and to continue to expand our business;

•	uncertainties in our reserving process, including the potential for adverse development of our loss reserves or failure of our loss limitation methods;

•	the ability of the counterparty institutions with which we conduct business to continue to meet their obligations to us;

•	the failure or delay of the Florida Hurricane Catastrophe Fund or private market participants in Florida to promptly pay claims, particularly following a large windstorm or of multiple smaller storms;

•	our continued ability to comply with applicable financial standards and restrictive covenants, the breach of which could trigger significant collateral or prepayment obligations;

•	Endurance Specialty Holdings Ltd. or Endurance Specialty Insurance Ltd. becomes subject to income taxes in jurisdictions outside of Bermuda;

•	changes in tax regulations or laws applicable to us, our subsidiaries, brokers or customers;

•	state, federal and foreign regulations that impede our ability to charge adequate rates and efficiently allocate capital;

•

changes in insurance regulations in the U.S. or other jurisdictions in which we operate, including the establishment of the Federal Insurance Office and other regulatory changes mandated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 in the United States and the implementation of Solvency II by the European Commission;

•	reduced acceptance of our existing or new products and services;

•	loss of business provided by any one of a few brokers on whom we depend for a large portion of our revenue, and our exposure to the credit risk of our brokers;

•	actions by our competitors, many of which are larger or have greater financial resources than we do;

•	assessments by states for high risk or otherwise uninsured individuals;

•	the impact of acts of terrorism and acts of war;

•	the effects of terrorist related insurance legislation and laws;

•	loss of key personnel;

•	political stability of Bermuda;

•	changes in the political environment of certain countries in which we operate or underwrite business;

•	changes in accounting regulation, policies or practices;

•	our investment performance;

•	the valuation of our invested assets and the determination of impairments of those assets, if any;

•	the breach of our investment guidelines or the inability of those guidelines to mitigate investment risk;

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the possible further downgrade of U.S. or foreign government securities by credit rating agencies, and the resulting effect on the value of U.S. or foreign government and other securities in our investment portfolio as well as the uncertainty in the market generally;

•	the need for additional capital in the future, which may not be available or only available on unfavorable terms;

•	the ability to maintain the availability of our systems and safeguard the security of our data in the event of a disaster or other unanticipated event; and

•	changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates, and other factors.

The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included or incorporated by reference in this prospectus, including the risk factors beginning on page 4 of this prospectus and the other risk factors set forth in our periodic and other filings with the SEC, including those set forth in our Annual Report on Form 10-K for the year ended December 31, 2012. You are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date of such statements. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

RISK FACTORS

Before investing in our Ordinary Shares, you should carefully consider the following risk factors and all other information included or incorporated by reference in this prospectus, including the “Risk Factors” set forth in our Annual Report on Form 10-K for the year ended December 31, 2012. These risks could materially affect our business, results of operations or financial condition. You could lose all or part of your investment.

Risk Factors Relating to our Ordinary Shares

General market conditions and unpredictable factors could adversely affect market prices for our Ordinary Shares.

There can be no assurance about the market prices for our Ordinary Shares. Several factors, many of which are beyond our control, will influence the market value of our Ordinary Shares. Factors that might influence the market value of our Ordinary Shares include, but are not limited to:

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors;

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changes in governmental regulations or proposals, or new government regulations or proposals, affecting us, including those relating to general market or economic conditions and those that may be specifically directed to us;

•	the decline in general market and economic conditions in our principal markets;

•	the departure of key personnel;

•	changes in the insurance or reinsurance markets;

•	operating results that vary from expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	changes in financial reports by securities analysts;

•	investigations, proceedings, or litigation that may involve us; and

•	the occurrence of major catastrophic events, including terrorist attacks.

If you purchase our Ordinary Shares, whether directly from the Selling Shareholder or in the secondary market, our Ordinary Shares may subsequently trade at a discount to the price that you paid for them.

There are no assurances we will continue to pay dividends on our Ordinary Shares.

Dividends on our Ordinary Shares are non-cumulative and payable only out of lawfully available funds under Bermuda law. Consequently, if our board of directors (or a duly authorized committee of the board) does not authorize and declare a dividend for any dividend period, holders of our Ordinary Shares would not be entitled to receive any such dividend, and such unpaid dividend will not accrue and will not be payable. We have no obligation to pay dividends for any dividend period.

Regulatory and other constraints restrict our ability to pay dividends on, or redeem or repurchase, our Ordinary Shares

We are subject to Bermuda regulatory constraints that affect our ability to pay dividends on our Ordinary Shares. Under the Bermuda Companies Act 1981, as amended (the “Companies Act”), we may declare or pay a dividend out of retained earnings, or make a distribution out of contributed surplus only if we have reasonable grounds for believing that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than our liabilities. In addition, the terms of our bank credit facility prohibit us from declaring or paying any dividends if a default or event of default has occurred and is continuing at the time of such declaration or payment or would result from such declaration or payment. In addition, our Ordinary Shares may not be redeemed or repurchased if as a result of the redemption or repurchase, our issued share capital would be reduced below the minimum capital specified in our memorandum of association.

Our holding company structure affects our ability to pay dividends and make other payments.

We are a Bermuda holding company and, as such, have no substantial operations of our own. Dividends and other permitted distributions from our operating subsidiaries are expected to be our primary source of funds to meet ongoing cash requirements, including debt service payments and other expenses, and to pay dividends, if any, to shareholders. Bermuda law and regulations, including but not limited to Bermuda insurance regulations, restrict the declaration and payment of dividends and the making of distributions by our Bermuda operating subsidiary to us and in certain cases requires the prior notifications to, or the approval of, the Bermuda Monetary Authority. Subject to such laws, the directors of our Bermuda operating subsidiary have the authority to determine whether or not to declare dividends to us. The maximum amount of dividends that could have been paid, or additional paid-in capital that could have been returned, by our Bermuda operating subsidiary to us at June 30, 2013, without such notification, was approximately $575.0 million. There is no assurance that dividends will be declared or paid by our Bermuda operating subsidiary in the future. The inability of our Bermuda operating subsidiary to pay dividends to us in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our operations and on our ability to pay dividends on our Ordinary Shares. In addition, our U.S. and U.K. operating subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. We therefore do not expect to receive material dividends from these operating subsidiaries in the foreseeable future.

We may not have sufficient cash from our operations to enable us to pay dividends on following the payment of expenses and the establishment of any reserves.

We may not have sufficient cash available each quarter to pay dividends. The amount of dividends we can pay depends upon the amount of cash we generate from our operations that will be available for dividends, which may fluctuate based on, among other things:

•	the level of our operating costs;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to raise additional equity to satisfy our capital needs;

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restrictions under our credit facility or any debt, including existing restrictions under our credit facility on our ability to declare or pay dividends if an event of default has occurred and is continuing or if the payment of the dividend would result in an event of default; and

•	the amount of any cash reserves established by our board of directors.

The amount of cash we generate from our operations may differ materially from our net income or loss for the period, which will be affected by non-cash items, and our board of directors in its discretion may elect not to declare any dividends. As a result of these and the other factors mentioned above, we may declare and pay dividends during periods when we record losses and may not declare and pay dividends during periods when we record net income.

All of our debt obligations and our preferred stock will have priority over our Ordinary Shares with respect to payment in the event of a liquidation, dissolution or winding up.

In any liquidation, dissolution or winding up of Endurance, our Ordinary Shares would rank below all debt claims against us and all of our outstanding preferred shares. As a result, holders of our Ordinary Shares will not be entitled to receive any payment or other distribution of assets upon the liquidation or dissolution until after our obligations to our debt holders and holders of preferred shares have been satisfied.

Market interest rates may adversely affect the value of our Ordinary Shares.

One of the factors that will influence the price of our Ordinary Shares will be the dividend yield on the Ordinary Shares (as a percentage of the price of our Ordinary Shares, as applicable) relative to market interest rates. An increase in market interest rates, which are currently at low levels relative to historical rates, may lead prospective purchasers of our Ordinary Shares to seek a higher dividend yield and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Accordingly, higher market interest rates could cause the market price of our Ordinary Shares to decrease.

Additional issuances of Ordinary Shares or securities convertible into Ordinary Shares may further dilute existing holders of our Ordinary Shares.

We may determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional Ordinary Shares, securities convertible into or exchangeable for our Ordinary Shares, or common-equivalent securities to fund strategic initiatives or other business needs or to raise additional capital. Depending on our capital needs, we may make such a determination in the near future or in subsequent periods. The market price of our Ordinary Shares could decline as a result of any such future offering, as well as other sales of a large block of Ordinary Shares or similar securities in the market thereafter, or the perception that such sales could occur.

In addition, such additional equity issuances would reduce any earnings available to the holders of our Ordinary Shares and the return thereon unless our earnings increase correspondingly. We cannot predict the timing or size of future equity issuances, if any, or the effect that they may have on the market price of our Ordinary Shares. The issuance of substantial amounts of equity, or the perception that such issuances may occur, could adversely affect the market price of our Ordinary Shares.

A shareholder may be required to sell shares of Endurance.

Our bye-laws provide that we have the option, but not the obligation, to require a shareholder to sell his, her or its Ordinary Shares or preferred shares for their fair market value to us, to other shareholders or to third parties if we determine, based on the written advice of legal counsel, that failure to exercise our option would result in significant adverse tax, legal or regulatory consequences to us or any other holder of our shares. Our right to require a shareholder to sell his, her or its shares to us will be limited to the purchase of a number of shares that will permit avoidance of those adverse consequences.

A shareholder may be required to indemnify us for any tax liability that results from the acts of that shareholder.

Our bye-laws provide certain protections against adverse tax consequences to us resulting from laws that apply to our shareholders. If a shareholder’s death or non-payment of any tax or duty payable by the shareholder, or any other act or thing involving the shareholder, causes any adverse tax consequences to us, (i) the shareholder (or his executor or administrator) is required to indemnify us against any tax liability that we incur as a result, (ii) we will have a lien on any dividends or any other distributions payable to the shareholder by us to the extent of the tax liability and (iii) if any amounts not covered by our lien on dividends and distributions are owed to us by the shareholder as a result of our tax liability, we have the right to refuse to register any transfer of the shareholder’s shares.

There are provisions in our bye-laws that may reduce or increase the voting rights of our shares that are entitled to vote.

There are provisions in our bye-laws that may reduce or increase the voting rights of our shares that are entitled to vote, including our Ordinary Shares. These provisions generally provide that any shareholder owning shares, directly, indirectly or, in the case of any U.S. Person, by attribution, which confer votes in excess of 9.5% of the votes conferred by all of the issued and outstanding shares (a “9.5% shareholder”) will have the voting rights attached to such shares reduced so that it may not exercise more than 9.5% of the total voting rights. The reduction in votes is generally to be applied proportionately among all shareholders who are members of the first shareholder’s “control group.” A “control group” means, with respect to any person, all shares directly owned by such person and all shares directly owned by each other shareholder any of whose shares are included in the “controlled shares” of such person. “Controlled shares” means all shares that a person is deemed to own directly, indirectly (within the meaning of Section 958(a) of the Internal Revenue Code of 1986, as amended (the “Code”)) or, in the case of a U.S. Person, constructively (within the meaning of Section 958(b) of the Code). A similar limitation is to be applied to shares held directly by members of a “related group.” A “related group” means a group of shareholders that are investment vehicles and are under common control and management. Any reduction in votes will generally be allocated proportionately among members of the shareholder’s “control group” or “related group,” as the case may be. The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all of our other shareholders who were not members of these groups so long as such reallocation does not cause any person to become a 9.5% shareholder.

Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests, to the extent there are any adjustments made under our bye-laws, prior to any vote to be taken by the shareholders.

As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act.

Risks Related to Taxation

Reduced tax rates for qualified dividend income may not be available in the future.

The dividends paid on our Ordinary Shares currently qualify as “qualified dividend income.” As of August 15, 2013, qualified dividend income received by certain U.S. Holders is generally eligible for long-term capital gain rates. It is possible that in the future all dividends received will be taxed at rates applicable to ordinary income.

USE OF PROCEEDS

We will not receive any proceeds from sales by the Selling Shareholder of the Restricted Shares covered by this prospectus. The proceeds from the sale of the Restricted Shares covered by the prospectus are solely for the account of the Selling Shareholder.

We will bear all costs, expenses and fees in connection with the registration of the Restricted Shares. Brokerage commissions and similar selling expenses, if any, attributable to the offer or sale of the Restricted Shares will be borne by the Selling Shareholder.

SELLING SHAREHOLDER

This prospectus relates to the Restricted Shares previously issued under the Restricted Share Agreement, dated May 28, 2013, between us and the Selling Shareholder, our Chairman and Chief Executive Officer, that are being registered for resale. All of the Restricted Shares that may be resold pursuant to this prospectus were previously acquired by the Selling Shareholder upon the satisfaction of applicable vesting conditions under the Restricted Share Agreement.

The Selling Shareholder may resell any or all of the Restricted Shares at any time he chooses while this prospectus is effective. The inclusion in this prospectus of the Selling Shareholder shall not be deemed to be an admission that the Selling Shareholder is an “affiliate” of ours at the time of sale. There is no assurance that the Selling Shareholder will sell any or all of the Restricted Shares covered by this prospectus.

PLAN OF DISTRIBUTION

The Selling Shareholder has not advised us of any specific plan for the sale or distribution of the Restricted Shares covered by this prospectus. If and when they occur, such sales may be made in any of the following manners:

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on The New York Stock Exchange (or through the facilities of any other national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which our Ordinary Shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	in public or privately negotiated transactions;

•	in transactions involving principals or brokers;

•	in a combination of such methods of sale; or

•	any other lawful methods.

Although sales of the Restricted Shares covered by this prospectus are, in general, expected to be made at market prices prevailing at the time of sale, the shares may also be sold at prices related to such prevailing market prices or at negotiated prices, which may differ considerably.

When offering the Restricted Shares covered by this prospectus, the Selling Shareholder and any broker-dealers who sell the Restricted Shares for the Selling Shareholder may be “underwriters” within the meaning of the Securities Act, and any profits realized by the Selling Shareholder and the compensation of such broker-dealers may be underwriting discounts and commissions.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which our Ordinary Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Restricted Shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such Restricted Shares pursuant to this prospectus. The Selling Shareholder may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In connection with such sales, such broker-dealers or agents may receive compensation in the form of commissions, concessions, allowances or discounts, any or all of which might be in excess of customary amounts.

In addition, any Ordinary Shares covered by this prospectus that qualify for sale pursuant to Rule 144, or any other applicable provisions of or rules, under the Securities Act may be sold under such rules or provisions rather than pursuant to this prospectus. There can be no assurance that any of the Selling Shareholder will sell any or all of the shares offered by him hereby.

The Selling Shareholder is acting independently of us in making decisions with respect to the timing, manner and size of each sale of Restricted Shares. We have not been advised of any definitive selling arrangement at the date of this prospectus between the Selling Shareholder and any broker-dealer or agent.

To the extent required, the names of any agents, broker-dealers or underwriters and applicable commissions, concessions, allowances or discounts, and any other required information with respect to any particular offer of the shares by the Selling Shareholder, will be set forth in a prospectus supplement.

The expenses of preparing and filing this prospectus and the related registration statement with the SEC will be paid entirely by us. The Selling Shareholder has been advised that he is subject to the applicable provisions of the Exchange Act, including without limitation Rule 10b-5 thereunder.

Neither we nor the Selling Shareholder can currently estimate the amount of commissions or discounts, if any, that will be paid by the Selling Shareholder on account of his sale of the Restricted Shares from time to time.

Other Relationships

Some of the any agents, broker-dealers or underwriters and their respective affiliates may have in the past or in the future engaged or engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates, including the Selling Shareholder. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, agents, broker-dealers or underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The agents, broker-dealers or underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Appleby (Bermuda) Limited, Hamilton, Bermuda with respect to matters of Bermuda law.

EXPERTS

Ernst & Young Ltd., independent registered public accounting firm, has audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2012, and the effectiveness of our internal control over financial reporting as of December 31, 2012, as set forth in their reports, which are incorporated by reference in this prospectus. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young’s reports, given on their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

We “incorporate by reference” into this prospectus information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is deemed to be part of this prospectus and later information that we file with the SEC will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition.

The following documents listed below, which we have previously filed with the SEC, are incorporated by reference:

•	our Annual Report on Form 10-K for the year ended December 31, 2012;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

•

our Current Reports on Form 8-K filed on March 4, 2013, March 15, 2013, March 22, 2013, May 9, 2013 and May 31, 2013 and our Current Report on Form 8-K/A filed on July 10, 2013 (other than the portions of those documents not deemed to be filed);

•	the portions of our Definitive Proxy Statement on Schedule 14A filed on March 28, 2013 that are incorporated by reference into Part III of the Company’s Form 10-K referred to above; and

•

the description of our Ordinary Shares, contained in our Registration Statement on Form 8-A, filed on February 10, 2003, in which reference is made to the information set forth under the heading “Description of Share Capital” in our Registration Statement on Form S-1, as amended (File No. 333-102026), filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

Except as otherwise indicated, all documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold will be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this prospectus. This prospectus is part of a Registration Statement on Form S-8 that we filed with the SEC and does not contain all of the information set forth in that Registration Statement.

We will provide, free of charge, to any person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, other than exhibits to those documents unless specifically incorporated by reference. To request a copy of those documents, you should contact us as set forth below under “Where You Can Find Additional Information.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 202-551-8090. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. These reports, proxy statements and other information may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.endurance.bm as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

This prospectus is part of a registration statement that we have filed with the SEC relating to the securities to be offered. This prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules in accordance with the rules and regulations of the SEC and we refer you to the omitted information. The statements this prospectus makes pertaining to the content of any contract, agreement or other document that is an exhibit to the registration statement necessarily are summaries of their material provisions and does not describe all exceptions and qualifications contained in those contracts, agreements or documents. You should read those contracts, agreements or documents for information that may be important to you. The registration statement, exhibits and schedules are available at the SEC’s public reference room or through its web site.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address or telephone number:

Endurance Specialty Holdings Ltd.

Office of the Secretary

Wellesley House

90 Pitts Bay Road

Pembroke HM 08, Bermuda

(441) 278-0400

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the U.S. Securities and Exchange Commission (the “Commission”) by Endurance Specialty Holdings Ltd. (the “Company”), pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement:

1.	the Company’s Annual Report on Form 10-K for the year ended December 31, 2012;

2.	the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013;

3.	the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013;

4.	the Company’s Current Reports on Form 8-K filed on March 4, 2013, March 15, 2013, March 22, 2013, May 9, 2013 and May 31, 2013 and the Company’s Current Report on Form 8-K/A filed on July 10, 2013 (other than the portions of those documents not deemed to be filed);

5.	the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed on March 28, 2013 that are incorporated by reference into Part III of the Company’s Form 10-K referred to in 1 above; and

6.	the description of the Company’s ordinary shares contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act on February 10, 2003, in which reference is made to the information set forth under the heading “Description of Share Capital” in the Company’s Prospectus, which constitutes a part of the Company’s Registration Statement on Form S-1, as amended (File No. 333-102026), filed under the Securities Act, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such prior statement. Any statement contained in this Registration Statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Current Report on Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.	Description of the Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The amended and restated bye-laws of the Company provide for the indemnification of the Company’s officers and directors, members of a (duly constituted) committee and any liquidator, manager or trustee for the time being acting in relation to the affairs of the Company (and their respective heirs, executors and administrators), each referred to as an indemnified person, against all actions, costs, charges, liabilities, loss, damage or expense to the full extent permitted by Bermuda law (including, but not limited to liabilities under contract, tort, fiduciary duties and statute or any applicable foreign law or regulation and all reasonable legal and other costs including defense costs incurred in defending any legal proceeding, whether civil or criminal, and expenses properly payable), incurred or suffered by such party by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void pursuant to the Companies Act 1981 (the “Companies Act”) as in effect from time to time in Bermuda.

The Company’s amended and restated bye-laws state that an indemnified person shall be indemnified out of the funds of the Company against all liabilities incurred by him or her by reason of any act done, conceived in or omitted in the conduct of the Company’s business or in the discharge of his or her duties, in defending any proceedings, whether civil or criminal, in which judgment is given in his or her favor, or in which he or she is acquitted, or in connection with the application under the Companies Act in which relief is granted to him or her by the court.

In addition, each shareholder and the Company agree to waive any claim or right of action he or it may have at any time, whether individually or by or in the right of the Company against any indemnified person on account of any action taken by such person in the performance of his duties with or for the Company; provided that such waiver shall not extend to any claims or rights of action which would render it void pursuant to the Companies Act as in effect from time to time in Bermuda, that arises out of fraud or dishonesty on the part of such indemnified person or with respect to the recovery of any gain, personal profit or advantage to which such indemnified person is not legally entitled.

The Companies Act provides that a Bermuda company may indemnify its directors in respect of any loss arising or liability attaching to them as a result of any negligence, default, breach of duty or breach of trust of which they may be guilty. However, the Companies Act also provides that any provision, whether contained in the company’s bye-laws or in a contract or arrangement between the company and the director, indemnifying a director against any liability which would attach to him in respect of his fraud or dishonesty will be void.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of Exhibits filed herewith is contained on the Index to Exhibits and is incorporated herein by reference.

Item 9.	Undertakings

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales of the securities registered hereby are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pembroke, Bermuda on the 15th day of August, 2013.

ENDURANCE SPECIALTY HOLDINGS LTD.

By:	/s/ Michael J. McGuire
Name: Michael J. McGuire
Title: Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers, directors and authorized representatives of Endurance Specialty Holdings Ltd., hereby severally constitute and appoint each of Michael J. McGuire and John V. Del Col, our true and lawful attorneys-in-fact with power of substitution and resubstitution to sign in his name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may, each individually, deem necessary or advisable under the Securities Act of 1933 and any rules, regulations and requirements of the Commission in connection with this Registration Statement and any and all amendments hereto, as fully for all intents and purposes as he or she might or could do in person.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ John R. Charman Name: John R. Charman	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	August 15, 2013

/s/ Michael J. McGuire Name: Michael J. McGuire	Chief Financial Officer (Principal Financial Officer)	August 15, 2013

/s/ John T. Baily Name: John T. Baily	Director	August 15, 2013

Name: Norman Barham	Director

/s/ Galen R. Barnes Name: Galen R. Barnes	Director	August 15, 2013

/s/ William H. Bolinder Name: William H. Bolinder	Director	August 15, 2013

/s/ Steven W. Carlsen Name: Steven W. Carlsen	Director	August 15, 2013

Name: Susan S. Fleming	Director

/s/ Scott D. Moore Name: Scott D. Moore	Director	August 15, 2013

Name: Brendan R. O’Neill	Director

/s/ William J. Raver Name: William J. Raver	Director	August 15, 2013

/s/ Robert A. Spass Name: Robert A. Spass	Director	August 15, 2013

EXHIBIT INDEX

Exhibit Number	Description of Document

3.1	Memorandum of Association. Incorporated herein by reference to Exhibit 3.1 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 28, 2003.

3.2	Certificate of Deposit of Memorandum of Increase of Share Capital. Incorporated herein by reference to Exhibit 3.2 to the Annual Report on Form 10-K for the Year Ended December 31, 2004.

3.3	Amended and Restated Bye-laws. Incorporated herein by reference to Exhibit 3.1 to the Current Report on Form 8-K filed on May 9, 2013.

4.1	Specimen Ordinary Share Certificate. Incorporated herein by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form S-1 filed on February 10, 2003.

4.2	Restricted Share Agreement, dated May 28, 2013, between Endurance Specialty Holdings Ltd. and John R. Charman. Incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K filed on May 31, 2013.

4.3	Restricted Share Agreement, dated May 28, 2013, between Endurance Specialty Holdings Ltd. and John R. Charman. Incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K filed on May 31, 2013.

5.1	Opinion of Appleby (Bermuda) Limited

23.1	Consent of Appleby (Bermuda ) Limited (included in Exhibit 5.1)

23.2	Consent of Ernst & Young

24.1	Power of Attorney (included on signature page herein)

99.1	Form F-N